Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 1, 2010 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting of MBIA Inc. and our reports dated March 1, 2010 relating to the financial statements of MBIA Insurance Corporation and National Public Finance Guarantee Corporation which appear in MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NY

August 23, 2010